Patrick Industries, Inc. Reports Second Quarter and Six Months 2011 Financial Results

ELKHART, Ind., July 29, 2011 /PRNewswire/ -- Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of building and component products for the recreational vehicle ("RV"), manufactured housing ("MH") and industrial markets, today reported its financial results for the second quarter and six months ended June 26, 2011.

For the second quarter of 2011, Patrick reported net income of $3.7 million or $0.36 per diluted share on net sales of $82.6 million, compared to net income of $1.9 million or $0.19 per diluted share on net sales of $83.9 million in the second quarter of 2010.

Second quarter 2011 net income included the positive impact of a non-cash credit of $0.3 million or $0.03 per diluted share related to mark-to-market accounting for common stock warrants and a net gain on the sale of fixed assets and on the acquisition of a business of $0.2 million or $0.02 per diluted share, which were partially offset by a non-cash charge of $0.2 million or $0.02 per diluted share for the write-off of financing costs related to the refinancing of Patrick's former credit facility. This compares to the same period of 2010 that included a non-cash credit of $0.3 million or $0.04 per diluted share related to stock warrant accounting.

The increase in net income primarily reflected improved profitability at one of the Company's Midwest manufacturing divisions that had underperformed in 2010 compared to historical levels, and an acquisition completed in the third quarter of 2010. The Midwest manufacturing division benefited from margin improvements and ongoing organizational and process changes that enhanced labor efficiencies, reduced scrap and returns, and increased material yields.

Net sales for the quarter decreased approximately $1.3 million or 1.5%, primarily reflecting the impact of softer than expected conditions in the MH industry. The Company estimates that unit shipments in the MH industry, which represented 24% of the Company's second quarter sales, were down approximately 15% from the second quarter of 2010. According to industry associations, wholesale unit shipments in the RV industry, which represented 60% of the Company's sales in the quarter, increased approximately 4% in the second quarter of 2011 compared to the prior year period. The industrial market sector, which is tied to the residential housing market and accounted for 16% of the Company's second quarter 2011 sales, saw a 4% decrease in new housing starts in the quarter compared to the prior year.

As previously announced, Patrick completed the acquisition of certain assets of Elkhart, Indiana-based Praxis Group ("Praxis") on June 16, 2011. Praxis, a manufacturer and distributor of countertops, foam products, shower doors and furniture products to the RV industry, did not contribute materially to Patrick's second quarter 2011 operating results.

"While some of our facilities with heavier MH concentration have been negatively impacted by the continued soft market conditions in the MH industry, our Midwest manufacturing and distribution operations, which have substantial RV concentration, have been the beneficiaries of the improved shipment levels in the RV industry," said Todd Cleveland, President and Chief Executive Officer.

For the first six months of 2011, Patrick reported net income of $2.5 million or $0.24 per diluted share on net sales of $152.1 million, compared to net income of $2.8 million or $0.28 per diluted share on net sales of $147.4 million in the prior year period.

Six months 2011 net income included non-cash charges related to the refinancing of Patrick's former credit facility, including $0.6 million or $0.06 per diluted share for the write-off of the remaining unamortized loss on interest rate swaps that were terminated and paid off during the first quarter and the write-off of $0.6 million or $0.06 per diluted share of financing costs, which were partially offset by the positive impact of a net gain on the sale of fixed assets and on the acquisition of a business of $0.3 million or $0.03 per diluted share. Net income for the first six months of 2010 included a net gain on the sale of fixed assets of $2.8 million or $0.29 per diluted share.

Net income for the first six months of 2011 primarily benefited from the impact of improved profitability at one of the Company's Midwest manufacturing divisions and an acquisition in the third quarter of 2010.

Net sales for the first six months increased approximately $4.7 million or 3.2%, primarily reflecting the impact of increased RV shipment levels over the prior year, an acquisition completed during the third quarter of 2010, and improved retail fixture sales in the industrial market. These improvements were partially offset by continued softness in the MH and residential housing markets. According to industry associations, wholesale unit shipments in the RV industry, which represented 62% of the Company's year-to-date sales, increased approximately 6% in the first six months of 2011 compared to the prior year period. The Company estimates that unit shipments in the MH industry, which represented 22% of the Company's six months sales, were down approximately 14% from 2010. The industrial market sector, which accounted for 16% of the Company's six months sales, saw new housing starts decrease by approximately 5% for the first six months of 2011 compared to the prior year.

"We are pleased with our first half financial performance and are starting to see the benefits of strategic and operational initiatives executed on in late 2010 and early 2011. While all of our market sectors are performing at different levels, our team is energized by the improved operating results and focused on meeting organizational objectives in our 'Customer First' performance oriented culture. We are very excited to work with the Praxis team and be afforded the opportunity to continue to bring new products to our existing customer base and potentially to other customers outside of the RV industry. As we move through the remainder of 2011, we are continuing to look for opportunities to expand our portfolio of product offerings through the addition of new product lines and acquisitions and continue to maximize our efforts to enhance production efficiencies, control costs, manage cash, and improve net income," said Mr. Cleveland.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 12 states. Patrick's major manufactured products include decorative vinyl and paper panels, wrapped profile mouldings, cabinet doors and components, interior passage doors, slotwall and slotwall components, and countertops. The Company also distributes drywall and drywall finishing products, electronics, adhesives, wiring, electrical and plumbing products, cement siding, interior passage doors, roofing products, laminate flooring, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2010, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.

(thousands except per share data)	SECOND QUARTER ENDED		SIX MONTHS ENDED
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)	June 26, 2011	June 27, 2010	June 26, 2011	June 27, 2010
NET SALES	$ 82,620	$ 83,865	$ 152,105	$ 147,365
Cost of goods sold	70,603	74,129	132,198	131,151
Gross profit	12,017	9,736	19,907	16,214

Operating expenses:
Warehouse and delivery	3,505	3,140	6,618	5,774
Selling, general and administrative	4,074	3,599	7,931	7,405
Amortization of intangible assets	171	126	343	252
Gain on sale of fixed assets and acquisition of business	(228)	(29)	(252)	(2,820)
Total operating expenses	7,522	6,836	14,640	10,611
OPERATING INCOME	4,495	2,900	5,267	5,603
Stock warrants revaluation	(277)	(347)	(7)	(65)
Interest expense, net	1,075	1,363	2,812	2,874
Income before income taxes	3,697	1,884	2,462	2,794
Income taxes	-	-	-	-
NET INCOME	$ 3,697	$ 1,884	$ 2,462	$ 2,794

BASIC NET INCOME PER COMMON SHARE	$ 0.38	$ 0.20	$ 0.26	$ 0.30

DILUTED NET INCOME PER COMMON SHARE	$ 0.36	$ 0.19	$ 0.24	$ 0.28

Weighted average shares outstanding – Basic	9,697	9,331	9,575	9,301
Diluted	10,185	9,912	10,052	9,882

(thousands)
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION	June 26, 2011	Dec. 31, 2010
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$ 706	$ 1,957
Trade receivables, net	25,913	10,190
Inventories	24,435	22,723
Prepaid expenses and other	1,722	2,258
Total current assets	52,776	37,128

Property, plant and equipment, net	22,504	23,172
Goodwill and other intangible assets, net	10,953	10,867
Deferred financing costs, net	2,028	325
Other non-current assets	538	3,325
TOTAL ASSETS	$ 88,799	$ 74,817

CURRENT LIABILITIES
Current maturities of long-term debt	$ -	$ 16,983
Short-term borrowings	-	19,250
Accounts payable	17,149	8,204
Accrued liabilities	6,119	5,628
Total current liabilities	23,268	50,065

Long-term debt, less current maturities and discount	38,222	-
Deferred compensation and other	3,882	5,290
Deferred tax liabilities	1,326	1,326
TOTAL LIABILITIES	66,698	56,681

SHAREHOLDERS' EQUITY	22,101	18,136
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 88,799	$ 74,817

CONTACT: Julie Ann Kotowski, Patrick Industries, Inc., +1-574-294-7511, kotowskj@patrickind.com